Exhibit 10.40

Building Materials Holding Corporation
2005 Bonus Program
BMHC OFFICERS

Purpose

The BMHC bonus plan is to provide a financial incentive for BMHC Officers to achieve specific financial objectives. The bonus plan is composed of three primary parts: (I) eligibility for participation, (II) creation of a bonus pool, and (III-IV) payout of the bonus pool.  Our philosophy is to have an ongoing and consistent bonus program, however, the directors reserve the right to make any necessary changes each year to ensure its effectiveness for the shareholders and plan participants.  Each year, the plan must be approved by the Compensation Committee of the Board of Directors and implemented by the Chairman, President and Chief Executive Officer.

I.	Eligibility for Participation

1.	Eligibility for Participation in the Bonus Program

Any employee newly hired or transferred to an eligible position may be placed on the bonus list, pro rata, with the approval of the Chairman, President and Chief Executive Officer.  A participant whose employment terminates during the year is no longer eligible for the plan unless his termination is due to retirement, disability, or death.  In such cases, a pro rata bonus payment may be made.

2.	Participation in the Program

An appropriate form will be used at the beginning of the year to identify the individuals who will participate in the plan and to indicate what each participant's share of the pool will be.  The form will be completed at year-end to determine the final bonus awards.

II.	Creation of a Bonus Pool

The bonus plan creation and payout will be based upon the attached outline for BMHC Officers.

The payout matrix may change from year to year to reflect growth of the company.

III.	Payout of the Bonus Pool

1.
The payout of the bonus pool for BMHC officers will be based on company EBITDA (70%) and RONI (30%).  The compensation committee of the Board of Directors retains the right to review any material extraordinary credits or charges to company earnings, including charges under the impairment of asset review, to determine if they should or should not be included in determining the appropriate net income after tax for bonus computation purposes.  In January, prior to the bonus calculations, any charges that may be included in this section will be submitted to the committee for such review.

2.
The bonus pool generated in Section III-1 will be paid out in February for those eligible employees still employed on December 31.  An additional pool will be made available for distribution by the Chairman, President and CEO to those key employees who merit such consideration through the achievement of their objectives, unique accomplishments as well as their overall performance and that of the company.  This pool will be determined by dividing the total of the other than CEO officer payout dollars by 90% and multiplying that number by 10%.

3.	Payments under the program formula may be subject to adjustment under the provisions of the wage guidelines and/or laws in effect on the date of distribution.

4.	Discretionary Payout

An additional discretionary pool of $200,000 has been approved for the BMHC Chairman, President and Chief Executive Officer to award for other special circumstances.  The discretionary pool may be used throughout the company to recognize outstanding performance at the individual or company level and is approved by the Board of Directors taking into consideration the following:

1.	The degree of financial success achieved by the corporation.

2.
The degree to which participants manage their responsibilities and the resulting effect on profitability, i.e., the management, positive or negative, of circumstances substantially beyond their control.  This includes major market fluctuations, strikes, or major changes in economic conditions.

IV.	Communication

It is the responsibility of the Chairman, President and Chief Executive Officer to assure that all the provisions of the bonus plan are communicated to the participants including the potential dollar payouts and requirements necessary to achieve those payouts.

V.	Reporting

Financial results will be calculated during the month of January with the appropriate payouts made to participants no later than the end of February.

VI.	Authorization

The company retains the right to amend, modify, or otherwise make revisions to this plan annually as deemed necessary by the Board of Directors.